As filed with the Securities and Exchange Commission on December 20, 2007

Registration No. 333-132775

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTERNATIONAL SECURITIES EXCHANGE HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	20-5219710
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

60 Broad Street

New York, NY 10004

(212) 943-2400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael J. Simon

General Counsel, Chief Regulatory Officer and Secretary

International Securities Exchange Holdings, Inc.

60 Broad Street

New York, NY 10004

(212) 943-2400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Robert S. Reder, Esq.

Milbank, Tweed, Hadley & McCloy LLP

One Chase Manhattan Plaza

New York, NY 10005

(212) 530-5680

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

EXPLANATORY STATEMENT

On March 28, 2006, International Securities Exchange Holdings, Inc., a Delaware corporation (“ISE” or the “Company”), filed with the Securities and Exchange Commission a shelf registration statement on Form S-3 (File No. 333-132775) (the “Registration Statement”).

On April 30, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 30, 2007, by and among ISE, Eurex Frankfurt AG, an Aktiengesellschaft organized under the laws of the Federal Republic of Germany (the “Parent”), and Ivan Acquisition Co., a Delaware corporation and a wholly owned indirect subsidiary of the Parent (“Merger Sub”).

On July 27, 2007, the Company held a special meeting of stockholders at which the Company’s stockholders approved and adopted the Merger Agreement. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into ISE (the “Merger”), with ISE surviving the Merger as a wholly owned indirect subsidiary of the Parent (the “Surviving Corporation”). Pursuant to the terms and conditions of the Merger Agreement, upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the Merger became effective on December 19, 2007 (the “Effective Time”).

At the Effective Time, by virtue of the Merger, each share of Company common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (and to which the Registration Statement relates) was converted into the right to receive $67.50 in cash, without interest. Accordingly, the offering contemplated by the Registration Statement has terminated. Pursuant to the undertakings contained in Part II, Item 17 of the Registration Statement, the Company is removing from registration, by means of a post-effective amendment to the Registration Statement (the “Post-Effective Amendment No. 1”), any securities registered under the Registration Statement which remained unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on December 20, 2007.

INTERNATIONAL SECURITIES EXCHANGE HOLDINGS, INC.

By:	/s/ Michael J. Simon
Name:	Michael J. Simon
Title:	General Counsel, Secretary and Chief Regulatory Officer, International Securities Exchange Holdings, Inc.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 20th day of December, 2007.

Signature		Title

*		President & CEO
David Krell

*		Chief Financial Officer
Bruce Cooperman

*		Principal Accounting Officer
Amit Muni

/S/ Andreas Preuß		Director
Andreas Preuß

/S/ Jürg Spillmann		Director
Jürg Spillmann

	*By:	/S/ MICHAEL J. SIMON
Michael J. Simon
Attorney-in-Fact

EXHIBIT INDEX

Number	Description
24.1**	Powers of Attorney.

**	Previously filed.